EXHIBIT 99.1

128 Sidney Street, Cambridge, MA 02139-4239	TEL: (617) 995-2500 FAX: (617) 995-2510

Contacts:

Carol Hausner (Investors) Senior Director, Investor Relations and Corporate Communications Tel: (617) 995-2500 info@immunogen.com	Pete Holmberg (Media) Rx Communications Group, LLC Tel: (917) 322-2164 pholmberg@rxir.com

•                              A live conference call and webcast are scheduled for February 12, 2004 at 4:30 p.m. ET.

•                              To access the live conference call by phone, dial 913-981-4900. No passcode is required. A playback of the call will be available from approximately 7:30 p.m. on February 12 through 11:59 p.m. on February 18, 2004. To listen to the playback, call 719-457-0820 and provide passcode #322951.

•                              The call also may be heard through the “Investor Relations” section on ImmunoGen’s website, http://www.immunogen.com. Following the live webcast, a replay of the call will be available at the same location until February 18, 2004.

FOR IMMEDIATE RELEASE

ImmunoGen, Inc. Reports Fiscal Year 2004 Second Quarter Financial Results

- Company Provides Business Update -

CAMBRIDGE, MA, February 12, 2004 – ImmunoGen, Inc. (Nasdaq: IMGN) today announced financial results for the three and six months ended December 31, 2003. For the second quarter of ImmunoGen’s 2004 fiscal year, the Company reported a net loss of $1.3 million, or $0.03 per basic and diluted share, compared to a net loss of $5.3 million, or $0.12 per basic and diluted share, in the same quarter last year. For the six-month period ended December 31, 2003, ImmunoGen reported a net loss of $5.5 million, or $0.13 per basic and diluted share, compared to a net loss of $8.5 million, or $0.20 per basic and diluted share, in the same period last year.

Revenues for the three-month period ended December 31, 2003 were $5.2 million as compared to revenues of $2.5 million for the same period last year. Revenues for the second quarter of 2004 included $3.9 million of research and development support fees earned pursuant to the Company’s discovery, research and commercialization collaboration with Aventis. Also included in second quarter 2004 revenues were $227,000 of clinical materials reimbursements related to the manufacture of clinical materials under certain collaborative agreements and $1.1 million of previously deferred revenue related to payments made

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pursuant to existing collaborative agreements. Revenues for the three months ended December 31, 2002 included a milestone payment of $1.0 million from Millennium Pharmaceuticals to ImmunoGen.

Total operating expenses for the three-month period ended December 31, 2003 were $6.8 million, compared to $8.7 million for the same period last year. Included in total expenses for the second quarter of 2004 was the cost of clinical materials reimbursed of $227,000, as compared to cost of clinical materials reimbursed of $843,000 in the same period last year. Also included in total operating expenses for the second quarter of 2004 was research and development expense of $5.2 million compared to research and development expense of $6.6 million in the three-month period ended December 31, 2002. Included in second quarter 2004 research and development expense is $380,000 of antibody that ImmunoGen purchased in anticipation of potential future clinical trials compared to $1.9 million of antibody purchased in the same period in the prior year.

As of December 31, 2003, ImmunoGen had approximately $100.7 million in cash and marketable securities. The Company anticipates that its current capital resources and future collaborator payments, including committed research funding that the Company expects to receive from Aventis, will enable ImmunoGen to meet its current and projected operational expenses and capital expenditures for at least the next five to seven years.

Total assets increased to $124.1 million at December 31, 2003 compared to $118.0 million at June 30, 2003.  The increase is primarily attributable to: (i) an increase in unbilled revenue related to research and development support fees earned but not yet billable pursuant to the terms of the Company’s discovery, research and commercialization collaboration with Aventis; and (ii) an increase in inventory related to the timing of the manufacture and shipment of conjugate produced for the Company’s other collaborators. Total liabilities increased $11.4 million to $26.8 million at December 31, 2003 compared to $15.4 million at June 30, 2003. The increase in liabilities is primarily attributable to the $12.0 million upfront payment received from Aventis that the Company deferred and records as revenue ratably over the expected term of the research collaboration.

Mitchel Sayare, Ph.D., ImmunoGen Chairman and CEO, commented, “Our research collaboration with Aventis began in September 2003, so the financial results reported today reflect the first complete quarter with the collaboration in place. The research and development support reduces our net loss and our cash burn rate. The agreement includes committed funding in excess of $50 million over three years plus the $12 million upfront payment received and the opportunity for milestone payments and royalties.  This collaboration substantially enhances our financial strength. We now are able to aggressively support the development of the two clinical compounds wholly owned by ImmunoGen, cantuzumab mertansine and huN901-DM1, and advance them into the next stages of clinical testing ourselves. We are pleased with the progress being made with the products ImmunoGen and Aventis are developing together. We have had several important accomplishments in the past few months, and expect a number of achievements this calendar year.”

Company Update

ImmunoGen plans to initiate a trial with its clinical compound huN901-DM1 in CD56-positive hematologic malignancies (e.g., multiple myeloma, acute myeloid leukemia) in 2004. This liquid tumor trial will complement the two studies already underway in solid tumors: in the United States, the compound is being studied in patients with relapsed small-cell lung cancer in the Phase II portion of a Phase I/II study; in the United Kingdom, it is being studied in patients with small-cell lung cancer or neuroendocrine cancers in a Phase I study. Vernalis, which has agreed to relinquish its rights to huN901-DM1, will remain responsible for the U.S. study through June 30, 2004 and for the U.K. study through its completion. huN901-DM1 is in development for the treatment of cancers that express CD56, which include small-cell lung cancers, certain hematologic malignancies, and neuroendocrine cancers.

ImmunoGen plans to advance its clinical compound cantuzumab mertansine into Phase II proof-of-concept testing in patients with specific types of CanAg-positive cancers. The Company will provide more details on its study plans later this year. In Phase I studies, the compound was found to be well tolerated, evidence of anticancer activity was reported, and essential dosing information was obtained. Cantuzumab mertansine is in development for the treatment of cancers that express CanAg, which include colorectal, gastric, pancreatic, and other abdominal cancers as well as many non-small-cell lung cancers.

In addition to the progress being made by ImmunoGen with its own clinical products, progress is being made by companies that licensed the right to use the Company’s Tumor-Activated Prodrug (TAP) technology with their antibodies to specific targets. Four TAP compounds have begun clinical testing – two developed by ImmunoGen and two developed by partners. The Company also is pleased with the progress being made with compounds currently in preclinical testing.

About ImmunoGen, Inc.

ImmunoGen, Inc. develops targeted anticancer biopharmaceuticals. The Company’s proprietary TAP technology uses tumor-targeting antibodies to deliver a potent cell-killing agent specifically to cancer cells. Two ImmunoGen-developed TAP products have begun clinical evaluation: cantuzumab mertansine and huN901-DM1. ImmunoGen out-licenses its TAP technology in exchange for upfront, milestone, and manufacturing payments plus royalties. Companies developing products using ImmunoGen’s TAP technology include Boehringer Ingelheim (bivatuzumab mertansine), Millennium Pharmaceuticals (MLN2704), and Genentech (Trastuzumab-DM1); ImmunoGen also has multitarget agreements with Genentech, Abgenix, and Millennium. ImmunoGen and Aventis have a collaboration to discover, develop, and commercialize antibody-based anticancer therapeutics. The agreement provides ImmunoGen with committed funding and also includes milestone payments, royalties, and co-promotion rights.

This press release includes forward-looking statements based on management’s current expectations. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Various factors could cause the Company’s actual results to differ materially from those discussed or implied in the forward-looking statements and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the outcome of the Company’s research and clinical development processes, including the anticipated advancement into the next stages of clinical testing of cantuzumab mertansine and huN901-DM1; the difficulties inherent in the development of pharmaceuticals, including uncertainties as to the timing, expense and results of preclinical studies and clinical trials; the Company’s dependence upon existing and potential collaborative partners, and the outcome of the clinical testing of TAP compounds being developed by the Company’s existing partners; uncertainty as to whether the Company’s potential products or those of the Company’s collaborators will succeed in entering human clinical trials and uncertainty as to the results of such trials; the ability of the Company’s current capital resources and anticipated future collaborator payments to enable the Company to meet its current and projected  operational expenses and capital expenditures for the next five to seven years; the risk that the Company and/or its collaborators may not be able to obtain regulatory approvals necessary to commercialize their product candidates; the potential development by competitors of competing products and technologies; uncertainty whether the Company’s TAP technology will produce safe, effective and commercially viable products; and other factors more fully described in ImmunoGen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2003 and other current reports filed with the Securities and Exchange Commission.

— financials follow —

IMMUNOGEN, INC.

SELECTED FINANCIAL INFORMATION

(in thousands, except per share amounts)

CONDENSED CONSOLIDATED BALANCE SHEETS

As of December 31, 2003 and June 30, 2003

	December 31, 2003	June 30, 2003
	(Unaudited)
ASSETS

Cash and marketable securities	$100,675	$101,273
Other assets	23,382	16,759

Total assets	$124,057	$118,032

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	$10,754	$5,811
Long term portion of deferred revenue and other long term liabilities	16,044	9,542
Stockholders’ equity	97,259	102,679

Total liabilities and stockholders’ equity	$124,057	$118,032

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and six months ended December 31, 2003 and 2002

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2003	2002	2003	2002

Revenues:
Research and development support	$3,886	$—	$5,094	$—
License fees and milestone payments	1,051	1,480	1,697	2,959
Clinical materials reimbursement	227	948	2,176	1,774
Development fees	—	48	87	89

Total revenues	5,164	2,476	9,054	4,822

Expenses:
Cost of clinical materials reimbursed	227	843	1,986	1,596
Research and development	5,195	6,567	9,966	10,676
General and administrative	1,412	1,297	3,246	3,039

Total operating expenses	6,834	8,707	15,198	15,311

Loss from operations	(1,670)	(6,231)	(6,144)	(10,489)

Other income, net	347	959	706	2,017

Loss before taxes	(1,323)	(5,272)	(5,438)	(8,472)

Income tax expense	10	13	21	35

Net loss	$(1,333)	$(5,285)	$(5,459)	$(8,507)

Net loss per common share, basic and diluted	$(0.03)	$(0.12)	$(0.13)	$(0.20)

Average common shares outstanding, basic and diluted	40,598	42,774	40,593	42,414